Exhibit 10.1

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Amendment") is made and entered into this first day of March, 2016, by and between BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (the "Company"), and Jacqueline M. Lemke ("Employee") to be effective March 7, 2016 (the"Effective Date") .

Preliminary Statements:

A.           Employee is employed as the President and Chief Executive Officer of the Company pursuant to that certain Second Amended and Restated Employment Agreement entered into on July 1, 2014 (the "Agreement").

B.           In connection with certain Company expense reduction initiatives, Employee has offered and the Compensation Committee has agreed to accept a temporary decrease to certain of her compensation arrangements during the Effective Term.

C.           The Company and Employee have mutually agreed to the amended terms and conditions set forth below, which as of the Effective Date supersede all terms and conditions in the Agreement to the contrary.

Agreement:

In consideration of the promises and mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.          Certain Defined Terms.  Capitalized terms which are used herein without definition and that are defined in the Agreement shall have the same meanings herein as in the Agreement.

2.          Amendments to Agreement.  The Agreement is hereby amended as of the Effective Date as follows:

2.1         Section 1.2.1 of the Agreement is amended to read in its entirety as follows:

“Section 1.2.1. Salary.  BASi will pay Employee a base salary at a rate of $23,400.00 per month through September 30, 2016 and thereafter at a rate of $26,000.00 per month, in each case until adjusted by the Compensation Committee of the Board of Directors. Base salary shall be paid in equal bi-weekly installments in arrears.

2.2         Section 1.2.5 of the Agreement is amended to read in its entirety as follows:

“Section 1.2.5. Commuting Allowance. Commencing October 1, 2016 and continuing until such time, if ever, that Employee relocates to West Lafayette, Indiana, Employee shall be entitled to receive a commuting allowance of $1,400.00 per month.”

3.          Additional Agreement. Notwithstanding anything in the Agreement to the contrary, the Company and Employee agree that entry into, and compliance with the terms of, this Amendment shall not constitute “good reason” for purposes of a termination by Employee for “good reason” under Section 4.1 of the Agreement.

4.          No Other Amendments.  Except to the extent specifically superseded above, all other terms and conditions of the Agreement shall remain in effect and shall be unaffected by this Amendment.

5.          Miscellaneous.  This Amendment shall be governed by the laws of the State of Indiana, without regard to conflicts of law principles.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Amendment as of the day and year first written above.

"COMPANY"		"EMPLOYEE"

Bioanalytical Systems, Inc.

By:	/s/ David Omachinski	/s/ Jacqueline M. Lemke
	David Omachinski	Jacqueline M. Lemke
	Chairman of the Compensation Committee	President and Chief Executive Officer